Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the prospectus constituting a part of this Registration Statement on Form F-1, as it may be amended, of our Independent Auditor’s Report dated October 15, 2021 relating to the audited financial statements of Snow Lake Resources Ltd. for the year ended June 30, 2021 and 2020. We also consent to the reference to us under the caption “Experts” in the Prospectus.

October 27, 2021

“De Visser Gray LLP”

CHARTERED PROFESSIONAL ACCOUNTANTS